Exhibit 99.1

Sealed Air Reports
Q4 and Full Year 2025 Results
CHARLOTTE, N.C., March 2, 2026 – Sealed Air Corporation (NYSE: SEE) today reported financial results for the fourth quarter and full year 2025.

(In millions, except per share amounts)

GAAP Results	Fourth Quarter				Full Year
	2025	2024	Reported △%	Constant Currency △%	2025	2024	Reported △%	Constant Currency △%
Net Sales	$1,401	$1,373	2.1%	(0.7)%	$5,360	$5,393	(0.6)%	(1.2)%
Net Earnings	$44	$—	#		$441	$270	63.7%
Diluted EPS	$0.30	$0.00	#		$2.99	$1.84	62.5%
Cash Flow from Operations					$628	$728	(13.7)%

Non-GAAP Results	Fourth Quarter				Full Year
	2025	2024	Reported △%	Constant Currency △%	2025	2024	Reported △%	Constant Currency △%
Adjusted EBITDA	$278	$271	2.7%	0.5%	$1,134	$1,111	2.1%	2.4%
Adjusted Net Earnings	$113	$110	3.5%	0.5%	$493	$459	7.5%	8.3%
Adjusted Diluted EPS	$0.77	$0.75	2.7%	(1.3)%	$3.34	$3.14	6.4%	7.3%
Free Cash Flow(1)					$459	$454	1.0%

(1)     2024 excludes a $54 million refund received from the IRS in the fourth quarter of 2024, which related to deposits made in 2023 to resolve prior-year tax matters.
# Denotes where percentage change is not meaningful.
Unless otherwise stated, all results compare fourth quarter 2025 results to fourth quarter 2024 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported.

| 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

CD&R Acquisition Update
As announced on November 17, 2025, Sealed Air has entered into a definitive agreement to be acquired by funds affiliated with CD&R, a leading private investment firm with deep experience in the industrial and packaging industries, in an all-cash transaction with an enterprise value of $10.3 billion. Under the terms of the agreement stockholders of Sealed Air will receive $42.15 per share in cash.
Stockholders of Sealed Air adopted the merger agreement in a special meeting held on February 25, 2026.
Closing of the transaction is expected in mid-2026, subject to the receipt of remaining regulatory clearances and the satisfaction of other customary closing conditions.
After closing, Sealed Air will become a privately held company and its common stock will no longer be traded on the New York Stock Exchange.

Financial Highlights
Fourth Quarter 2025
Net sales of $1.40 billion increased 2% as reported in fourth quarter 2025 compared to fourth quarter 2024, with the Protective segment increasing 3% and the Food segment increasing 2%. Net sales decreased $10 million, or 1%, on a constant currency basis. Volumes decreased by $7 million, or less than 1%. Price was essentially flat.
Income tax expense was $58 million, resulting in an effective tax rate of 56.6% in the quarter. This compares to an income tax expense of $85 million in the prior year, or an effective tax rate of 100.5%. The current quarter effective tax rate was adversely affected by updates to estimates related to the third quarter IRS audit settlement and fourth quarter uncertain tax position accruals, whereas the prior year effective tax rate was unfavorably impacted primarily by the discrete, one-time write-off of a deferred tax asset associated with a legal entity restructuring. The Adjusted Tax Rate was 30.0% in the quarter, as compared to 28.1% in the prior year. The fourth quarter 2025 Adjusted Tax Rate was unfavorably impacted by uncertain tax position accruals.
Net earnings was $44 million, or $0.30 per diluted share, in fourth quarter 2025 as compared to net loss of less than $1 million, or less than ($0.01) per diluted share, in fourth quarter 2024. The current quarter results were unfavorably impacted by $69 million of Special Items expense compared to $110 million of Special Items expense in the same quarter of the prior year. The decrease in Special Items expense in the current quarter were primarily driven by a decrease in income tax-related Special Item charges and lower restructuring costs, partially offset by transaction-related charges associated with the pending acquisition by CD&R.
Adjusted EBITDA was $278 million, or 19.8% of net sales, as compared to $271 million, or 19.7% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily due to lower operating costs driven by productivity benefits and favorable impacts from currency translation, partially offset by unfavorable net price realization in both the Food and Protective segments and lower volumes in Food.
Adjusted earnings per diluted share increased to $0.77, from $0.75 in the prior year, primarily due to higher Adjusted EBITDA and lower interest expense, partially offset by higher depreciation and amortization expense and adjusted tax expense.
Full Year 2025
Net sales of $5.36 billion decreased less than 1% as reported for full year 2025 compared to full year 2024, with the Food segment essentially flat and the Protective segment decreasing 2%. Net sales decreased $66 million, or 1%, on a constant currency basis. Volumes decreased by $65 million, or 1%. Price was essentially flat.
Income tax expense was $35 million, resulting in an effective tax rate of 7.4% for the current year. This compares to an income tax expense of $189 million in the prior year, or an effective tax rate of 41.2%. The current year effective tax rate was favorably impacted by the reversal of accruals for uncertain tax positions in the U.S. associated with the resolution of an IRS audit, whereas the prior year effective tax rate was unfavorably impacted by the discrete, one-time write-off of a deferred tax asset associated with a legal entity restructuring. The Adjusted Tax Rate was 26.0% for full year 2025, as compared to 25.9% in the prior year.
Full year 2025 net earnings were $441 million, or $2.99 per diluted share, as compared to net earnings of $270 million, or $1.84 per diluted share, in full year 2024. The current year results were unfavorably impacted by $52

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million of Special Items expense compared to $189 million of Special Items expense in the prior year. The decrease in Special Item expenses was primarily driven by favorable income tax-related special items described above, partially offset by transaction-related charges associated with the pending acquisition by CD&R and other charges that are considered one-time or infrequent.
Adjusted EBITDA was $1,134 million, or 21.2% of net sales, as compared to $1,111 million, or 20.6% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily due to lower operating costs driven by productivity benefits and cost reduction initiatives, partially offset by unfavorable net price realization and lower volumes.
Adjusted earnings per diluted share increased to $3.34, from $3.14 in the prior year, primarily due to lower interest expense and higher Adjusted EBITDA, partially offset due to a higher diluted share count and higher depreciation and amortization expense.
Business Segment Highlights
Fourth quarter net sales in Food were $937 million, an increase of 2% as reported compared to fourth quarter 2024. Currency had a favorable impact of $28 million, or 3%. On a constant currency basis, net sales decreased $13 million, or 1%. Volumes decreased by $13 million, or 1%. Price was essentially flat. Adjusted EBITDA of $202 million, or 21.6% of net sales, decreased 3% from $208 million, or 22.5% of net sales, in the prior year. The decrease in Adjusted EBITDA was primarily attributable to lower volumes and unfavorable net price realization, partially offset by lower operating costs and favorable impacts from currency translation.
Fourth quarter net sales in Protective were $464 million, an increase of 3% as reported compared to fourth quarter 2024. Net sales were favorably impacted by currency fluctuation of $10 million, or 2%. On a constant currency basis, net sales increased $4 million, or 1%. Volumes increased by $6 million, or 1%. Price had an unfavorable impact of $2 million, or less than 1%. Adjusted EBITDA of $80 million, or 17.3% of net sales, increased 21% from $67 million, or 14.8% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily due to lower operating costs, partially offset by unfavorable net price realization.
Cash Flow and Net Debt
Cash flow provided by operating activities during full year 2025 was $628 million, as compared to $728 million during 2024. Capital expenditures were $170 million during full year 2025, as compared to $220 million during 2024. Free cash flow, defined as net cash provided by operating activities less capital expenditures, was a source of $459 million during full year 2025, as compared to a source of $508 million during the prior year. Excluding a $54 million refund received from the IRS in the fourth quarter 2024, Free Cash Flow was a source of $454 million in 2024.
Dividend payments for the full year 2025 were $119 million compared to $118 million for the full year 2024.
Net debt, defined as total debt less cash and cash equivalents, decreased to $3.7 billion as of December 31, 2025 from $4.0 billion as of December 31, 2024. As of December 31, 2025, Sealed Air had approximately $1.4 billion of available liquidity, comprised of $344 million in cash and $1.06 billion of available and unused lines of credit under our committed credit facilities. The net leverage ratio, defined as net debt divided by trailing twelve month Adjusted EBITDA, was 3.2x as of December 31, 2025, as compared to 3.6x as of December 31, 2024.
Conference Call Information
Given the pending acquisition by funds affiliated with CD&R, Sealed Air will not be hosting a conference call and webcast to discuss the Fourth Quarter and Full Year 2025 Results.
About Sealed Air
Sealed Air Corporation (NYSE: SEE), is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. Sealed Air designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Our globally recognized solution brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, LIQUIBOX® brand liquids systems, AUTOBAG® brand automated packaging

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systems, and BUBBLE WRAP® brand packaging. In 2025, Sealed Air generated $5.4 billion in sales and has approximately 16,100 employees who serve customers in 119 countries/territories.
www.sealedair.com
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations, and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-GAAP Information
In this press release, we include certain non-GAAP financial measures, including Net Debt, Adjusted Net Earnings, Adjusted EPS, net sales on an "organic" and a “constant currency” basis, Free Cash Flow, Adjusted EBITDA, Adjusted EBITDA Margin, net leverage ratio, and Adjusted Tax Rate. Management uses non-GAAP financial measures to assess operating and financial performance, set budgets, provide guidance and compare with peers’ performance. We believe such non-GAAP financial measures are useful to investors. Non-GAAP financial measures should not be considered in isolation from or as a substitute for GAAP information. See the attached supplementary information for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” or the negative of these terms and similar expressions. All statements contained in this press release, other than statements of historical facts, such as those regarding our growth initiatives, business strategies, operating plans, business outlook, restructuring activities and market conditions, are forward-looking statements. These statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that may cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

These risks, uncertainties, assumptions and other important factors that might materially affect such forward-looking statements include, but are not limited to: (i) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction (the “Transaction”) involving the Company, Sword Purchaser, LLC and Sword Merger Sub, Inc. that could reduce anticipated benefits or cause the parties to abandon the Transaction; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement entered into pursuant to the Transaction; (ii) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the Transaction in a timely manner or at all; (iv) the risk of any litigation relating to the Transaction; (v) the risk that the Transaction and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on the Company’s operating results and business generally; (vi) the risk that the Transaction and its announcement could have adverse effects on the market price of the Company’s common stock; (vii) the possibility that the parties to the Transaction may not achieve some or all of any anticipated benefits with respect to the Company’s business and the Transaction may not be completed in accordance with the parties’ expected plans or at all; (viii) the risk that restrictions on the Company’s conduct during the pendency of the Transaction may impact the Company’s ability to pursue certain business opportunities; (ix) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (x) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee; (xi) the risk that the Company’s stock price may decline significantly if the Transaction is not consummated; (xii) the Company’s ability to raise capital and the terms of those financings; (xiii) the risk posed by legislative, regulatory and economic developments affecting the Company’s business; (xiv) general economic and market developments and conditions, including with respect to federal monetary policy, federal trade policy, sanctions, export restrictions, interest rates, interchange rates, labor shortages, supply chain issues, changes in raw material pricing and availability; energy costs; and environmental matters; (xv) changes

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in consumer preferences and demand patterns that could adversely affect the Company’s sales, profitability and productivity; (xvi) the effects of animal and food-related health issues on the Company’s business; and (xvii) the other risk factors and cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other documents filed by the Company with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to, and specifically disclaims any obligation to, update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Company Contacts

Investors
Mark Stone
mark.stone@sealedair.com

Media
Andi Cole
andi.cole@sealedair.com

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The supplementary information included in this press release for 2025 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share amounts)	2025	2024	2025	2024
Net sales	$1,401.0	$1,372.8	$5,359.8	$5,392.6
Cost of sales	1,002.6	966.0	3,763.0	3,767.5
Gross profit	398.4	406.8	1,596.8	1,625.1
Selling, general and administrative expenses	198.8	188.8	744.9	752.6
Loss on disposal of long-lived assets and businesses, net	(12.1)	(10.4)	(26.8)	(16.2)
Amortization expense of intangible assets	14.5	15.6	59.5	62.6
Restructuring charges	13.7	33.0	39.9	57.8
Operating profit	159.3	159.0	725.7	735.9
Interest expense, net	(50.9)	(58.7)	(218.9)	(247.6)
Other expense, net	(6.0)	(15.9)	(30.3)	(29.9)
Earnings before income tax provision	102.4	84.4	476.5	458.4
Income tax provision	58.0	84.8	35.3	188.9
Net earnings from continuing operations	44.4	(0.4)	441.2	269.5
(Loss) Gain on sale of discontinued operations, net of tax(1)	(0.6)	(6.9)	64.3	(4.8)
Net earnings	$43.8	$(7.3)	$505.5	$264.7
Basic:
Continuing operations	$0.30	$—	$3.00	$1.85
Discontinued operations	—	(0.05)	0.44	(0.03)
Net earnings per common share - basic	$0.30	$(0.05)	$3.44	$1.82
Diluted:
Continuing operations	$0.30	$—	$2.99	$1.84
Discontinued operations	—	(0.05)	0.44	(0.03)
Net earnings per common share - diluted	$0.30	$(0.05)	$3.43	$1.81
Weighted average number of common shares outstanding:
Basic	147.2	145.8	146.9	145.5
Diluted	148.2	146.4	147.5	146.0

(1)Gain on sale of discontinued operations, net of tax for the year ended December 31, 2025 primarily relates to the reversal of accruals for uncertain tax positions (which were associated with a previously disposed business) due to the resolution of an IRS audit.

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$344.0	$371.8
Trade receivables, net	522.2	443.1
Income tax receivables	57.3	25.0
Other receivables	96.5	135.9
Inventories, net	737.0	722.2
Prepaid expenses and other current assets	162.5	193.8
Total current assets	1,919.5	1,891.8
Property and equipment, net	1,423.1	1,397.9
Goodwill	2,900.8	2,878.5
Identifiable intangible assets, net	333.3	381.6
Deferred taxes	70.0	112.0
Operating lease right-of-use-assets	82.4	98.0
Other non-current assets	283.7	262.3
Total assets	$7,012.8	$7,022.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$99.6	$140.5
Current portion of long-term debt	625.2	64.6
Current portion of operating lease liabilities	30.1	29.7
Accounts payable	769.4	771.0
Accrued restructuring costs	33.3	42.6
Income tax payable	20.1	53.3
Other current liabilities	523.7	533.8
Total current liabilities	2,101.4	1,635.5
Long-term debt, less current portion	3,284.9	4,198.8
Long-term operating lease liabilities, less current portion	60.3	74.8
Deferred taxes	41.6	26.1
Other non-current liabilities	287.1	462.4
Total liabilities	5,775.3	6,397.6

Stockholders’ equity:
Preferred stock	—	—
Common stock	15.5	15.5
Additional paid-in capital	1,461.1	1,445.7
Retained earnings	1,029.4	643.4
Common stock in treasury	(366.6)	(404.2)
Accumulated other comprehensive loss, net of taxes	(901.9)	(1,075.9)
Total stockholders’ equity	1,237.5	624.5
Total liabilities and stockholders’ equity	$7,012.8	$7,022.1

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In USD millions)	2025	2024
Net earnings	$505.5	$264.7
Adjustments to reconcile net earnings to net cash provided by operating activities(1):	378.0	349.8
Changes in operating assets and liabilities:
Trade receivables, net	(2.8)	(34.1)
Inventories, net	6.2	(4.3)
Income tax receivable/payable	(64.3)	45.6
Accounts payable	(29.3)	28.1
Tax refunds to resolve certain prior years' tax matters	—	54.0
Other assets and liabilities	(165.3)	24.2
Net cash provided by operating activities	$628.0	$728.0
Cash flows from investing activities:
Capital expenditures	$(169.5)	$(220.2)
Proceeds related to sale of businesses and property and equipment, net	0.3	1.0
Businesses acquired in purchase transactions, net of cash acquired	—	4.2
Payments associated with debt, equity, and equity method investments	(0.6)	(1.1)
Proceeds from cross currency swaps	5.3	3.1
Settlement of foreign currency forward contracts	30.9	(19.5)
Net cash used in investing activities	$(133.6)	$(232.5)
Cash flows from financing activities:
Net (payments) proceeds of short-term borrowings	$(51.6)	$5.2
Proceeds from long-term debt	15.4	416.2
Payments of long-term debt	(383.0)	(710.5)
Dividends paid on common stock	(119.2)	(118.0)
Payments of debt modification/extinguishment costs and other	(5.8)	(7.6)
Impact of tax withholding on share-based compensation	(13.6)	(9.9)
Principal payments related to financing leases	(9.8)	(8.2)
Net cash used in financing activities	$(567.6)	$(432.8)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$46.7	$(37.0)

Cash, cash equivalents, and restricted cash, beginning of period	$371.8	$346.1
Net change during the period	(26.5)	25.7
Cash, cash equivalents, and restricted cash, end of period	$345.3	$371.8

Cash Reconciliation:
Cash and cash equivalents	$344.0	$371.8
Restricted cash	1.3	—
Total cash, cash equivalents, and restricted cash	$345.3	$371.8

Non-GAAP Free Cash Flow:
Cash flow from operating activities	$628.0	$728.0
Capital expenditures for property and equipment	(169.5)	(220.2)
Non-GAAP Free Cash Flow	$458.5	$507.8

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$268.5	$284.1
Income tax payments, net of cash refunds(2)	$172.2	$109.7
Restructuring payments including associated costs	$79.8	$58.1
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing plan contributions	$26.3	$25.4

(1)2025 primarily consists of depreciation and amortization of $244 million, increase in deferred taxes of $73 million, share based compensation expense of $40 million, profit sharing expense of $25 million, provisions for inventory obsolescence of $23 million, and loss on debt redemption and refinancing activities of $6 million, partially offset by gain on disposal/sale of businesses of $64 million. 2024 primarily consists of depreciation and amortization of $241 million, share based compensation expense of $32 million, profit sharing expense of $26 million, provisions for inventory obsolescence of $19 million, impairment of debt investment of $9 million and loss on debt redemption and refinancing activities of $7 million, partially offset by a decrease in deferred taxes of $16 million.
(2)2024 includes a $54 million refund received from the IRS in the fourth quarter of 2024, which related to deposits made in 2023 to resolve prior-year tax matters. Excluding the $54 million refund, Income tax payments, net of cash refunds were $164 million for the year ended December 31, 2024.

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Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In millions)	Food		Protective		Total Company
2024 Net Sales	$922.5	67.2%	$450.3	32.8%	$1,372.8	100.0%

Price	0.2	—%	(2.4)	(0.5)%	(2.2)	(0.2)%
Volume(1)	(13.4)	(1.4)%	6.1	1.3%	(7.3)	(0.5)%
Total constant currency change (non-GAAP)(2)	(13.2)	(1.4)%	3.7	0.8%	(9.5)	(0.7)%
Foreign currency translation	27.6	3.0%	10.1	2.3%	37.7	2.8%
Total change (GAAP)	14.4	1.6%	13.8	3.1%	28.2	2.1%

2025 Net Sales	$936.9	66.9%	$464.1	33.1%	$1,401.0	100.0%

	Year Ended December 31,
(In millions)	Food		Protective		Total Company
2024 Net Sales	$3,582.6	66.4%	$1,810.0	33.6%	$5,392.6	100.0%

Price	21.5	0.6%	(21.6)	(1.2)%	(0.1)	—%
Volume(1)	(25.4)	(0.7)%	(40.0)	(2.2)%	(65.4)	(1.2)%
Total constant currency change (non-GAAP)(2)	(3.9)	(0.1)%	(61.6)	(3.4)%	(65.5)	(1.2)%
Foreign currency translation	16.0	0.4%	16.7	0.9%	32.7	0.6%
Total change (GAAP)	12.1	0.3%	(44.9)	(2.5)%	(32.8)	(0.6)%

2025 Net Sales	$3,594.7	67.1%	$1,765.1	32.9%	$5,359.8	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total constant currency change is a non-GAAP financial measure which excludes the impact of foreign currency translation.

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Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Adjusted EBITDA from continuing operations:
Food	$202.0	$207.6	$829.1	$807.7
Adjusted EBITDA Margin(1)	21.6%	22.5%	23.1%	22.5%
Protective	80.5	66.7	310.4	313.5
Adjusted EBITDA Margin(1)	17.3%	14.8%	17.6%	17.3%
Corporate	(4.5)	(3.5)	(5.2)	(10.6)
Non-GAAP Consolidated Adjusted EBITDA	$278.0	$270.8	$1,134.3	$1,110.6
Adjusted EBITDA Margin(1)	19.8%	19.7%	21.2%	20.6%

(1)Adjusted EBITDA divided by net sales.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
GAAP Net earnings from continuing operations	$44.4	$(0.4)	$441.2	$269.5
Interest expense, net	50.9	58.7	218.9	247.6
Income tax provision	58.0	84.8	35.3	188.9
Depreciation and amortization, net of adjustments(1)	64.9	59.5	249.3	243.7
Special Items:
Liquibox intangible amortization	7.6	7.6	30.4	30.3
Restructuring charges	13.7	33.0	39.9	57.8
Other restructuring associated costs	18.2	8.1	41.1	30.3
Foreign currency exchange loss due to highly inflationary economies	4.5	2.0	15.1	9.9
Loss on debt redemption and refinancing activities	0.7	—	5.8	6.8
Impairment of debt investment	—	8.5	—	8.5
Contract terminations	0.7	—	3.9	(0.1)
Charges related to acquisition and divestiture activity	11.1	1.0	12.4	4.2
CEO severance and separation costs	—	—	7.4	—
Accelerated share-based compensation expense	—	—	5.0	—
Other Special Items	3.3	8.0	28.6	13.2
Pre-tax impact of Special Items	59.8	68.2	189.6	160.9
Non-GAAP Consolidated Adjusted EBITDA	$278.0	$270.8	$1,134.3	$1,110.6

Reconciliation of Adjusted EBITDA growth to comparable constant currency
% increase - Adjusted EBITDA	2.7%		2.1%
% currency impact	(2.2)%		0.3%
% comparable constant currency	0.5%		2.4%

(1)     Depreciation and amortization by segment are as follows:

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	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Food	$48.4	$45.0	$193.1	$186.1
Protective	24.1	22.1	91.6	87.9
Consolidated depreciation and amortization(i)	$72.5	$67.1	$284.7	$274.0
Liquibox intangible amortization and accelerated share-based compensation expense	(7.6)	(7.6)	(35.4)	(30.3)
Depreciation and amortization, net of adjustments	$64.9	$59.5	$249.3	$243.7

(i)    Includes share-based incentive compensation of $9.1 million and $41.1 million for the three months and year ended December 31, 2025, respectively, and $8.6 million and $33.0 million for the three months and year ended December 31, 2024, respectively.

The calculation of the non-GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
GAAP Earnings before income tax provision from continuing operations	$102.4	$84.4	$476.5	$458.4
Pre-tax impact of Special Items	59.8	68.2	189.6	160.9
Non-GAAP Adjusted Earnings before income tax provision from continuing operations	$162.2	$152.6	$666.1	$619.3

GAAP Income tax provision from continuing operations	$58.0	$84.8	$35.3	$188.9
Tax Special Items(1)	(20.4)	(56.1)	97.9	(64.7)
Tax impact of Special Items	11.1	14.2	39.7	36.2
Non-GAAP Adjusted Income tax provision from continuing operations	$48.7	$42.9	$172.9	$160.4

GAAP Effective income tax rate	56.6%	100.5%	7.4%	41.2%
Non-GAAP Adjusted income tax rate	30.0%	28.1%	26.0%	25.9%

(1)For the year ended December 31, 2025, Tax Special Items reflect the reversal of accruals for uncertain tax positions in the U.S. associated with the resolution of an IRS audit and the resolution of certain international tax matters, partially offset by the establishment of a valuation allowance in Luxembourg, the impact of the U.S. tax reform, and interest accruals for uncertain tax positions. For the year ended December 31, 2024, Tax Special Items reflect the write-off of a deferred tax asset associated with a legal entity restructuring and accruals for uncertain tax positions.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-GAAP Adjusted
Net Earnings and Non-GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
(In millions, except per share amounts)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
GAAP net earnings and diluted EPS from continuing operations	$44.4	$0.30	$(0.4)	$—	$441.2	$2.99	$269.5	$1.84
Special Items(1)	69.1	0.47	110.1	0.75	52.0	0.35	189.4	1.30
Non-GAAP adjusted net earnings and adjusted diluted EPS	$113.5	$0.77	$109.7	$0.75	$493.2	$3.34	$458.9	$3.14
Weighted average number of common shares outstanding - Diluted		148.2		146.4		147.5		146.0

Reconciliation of adjusted net earnings and adjusted diluted EPS to comparable constant currency
% increase - adjusted net earnings and adjusted diluted EPS	3.5%	2.7%			7.5%	6.4%
% currency impact	(3.0)%	(4.0)%			0.8%	0.9%
% comparable constant currency	0.5%	(1.3)%			8.3%	7.3%

(1)      Special Items include items in the table below.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Special Items:
Liquibox intangible amortization	$7.6	$7.6	$30.4	$30.3
Restructuring charges	13.7	33.0	39.9	57.8
Other restructuring associated costs	18.2	8.1	41.1	30.3
Foreign currency exchange loss due to highly inflationary economies	4.5	2.0	15.1	9.9
Loss on debt redemption and refinancing activities	0.7	—	5.8	6.8
Impairment of debt investment	—	8.5	—	8.5
Contract terminations	0.7	—	3.9	(0.1)
Charges related to acquisition and divestiture activity	11.1	1.0	12.4	4.2
CEO severance and separation costs	—	—	7.4	—
Accelerated share-based compensation expense	—	—	5.0	—
Other Special Items	3.3	8.0	28.6	13.2
Pre-tax impact of Special Items	59.8	68.2	189.6	160.9
Tax impact of Special Items and Tax Special Items	9.3	41.9	(137.6)	28.5
Net impact of Special Items	$69.1	$110.1	$52.0	$189.4
Weighted average number of common shares outstanding - Diluted	148.2	146.4	147.5	146.0
Loss per share impact from Special Items	$(0.47)	$(0.75)	$(0.35)	$(1.30)

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Calculation of Net Debt
(Unaudited)

(In millions)	December 31, 2025	December 31, 2024
Short-term borrowings	$99.6	$140.5
Current portion of long-term debt	625.2	64.6
Long-term debt, less current portion	3,284.9	4,198.8
Total debt	4,009.7	4,403.9
Less: cash and cash equivalents	(344.0)	(371.8)
Non-GAAP Net debt	$3,665.7	$4,032.1

Net Leverage Ratio (Net debt / Adjusted EBITDA)	3.2x	3.6x

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